MGP INGREDIENTS PRICES OFFERING OF $175 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2041

ATCHISON, Kan., November 10, 2021 - MGP Ingredients, Inc. (Nasdaq: MGPI) (the “Company” or “MGP”), a leading provider of distilled spirits, branded spirits, and food ingredient solutions, today announced the pricing of its offering of $175,000,000 aggregate principal amount of 1.875% convertible senior notes due 2041 (the “Notes”) in a previously announced private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the Notes are scheduled to settle on November 16, 2021, subject to customary closing conditions. MGP also granted the initial purchasers of the Notes an option to purchase, within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $26,250,000 aggregate principal amount of the Notes, solely to cover over-allotments.

The Notes will be senior, unsecured obligations of MGP and will accrue interest at a rate of 1.875% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2022. Beginning on November 15, 2026, holders will receive contingent interest for certain periods if the trading price of the Notes exceeds a certain threshold. Any contingent interest payable on the Notes will be in addition to the regular interest payable on the Notes. The Notes will mature on November 15, 2041, unless earlier repurchased, redeemed or converted. The Notes will be convertible only upon the occurrence of certain events and during certain periods. MGP will settle conversions of the Notes by paying cash up to the principal amount of such Notes being converted and by paying and/or delivering, as the case may be, cash, shares of MGP’s common stock or a combination of cash and shares of MGP’s common stock, at MGP’s election, in respect of the remainder of the conversion value, if any. The Notes will be guaranteed on a senior unsecured basis by each of MGPI Processing, Inc., MGPI of Indiana, LLC and Luxco, Inc.

The initial conversion rate of the Notes is 10.3911 shares of MGP common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $96.24 per share of MGP common stock). The initial conversion price of the Notes represents a premium of approximately 37.5% over the $69.99 per share closing price of MGP common stock on The Nasdaq Global Select Market on November 10, 2021. The conversion rate and conversion price of the Notes will be subject to adjustment upon the occurrence of certain events.

The Notes will be redeemable, in whole or in part, for cash at MGP’s option at any time, and from time to time, (i) on or after November 20, 2024, but only if the closing sale price per share of MGP’s common stock exceeds 130% of the conversion price of the Notes for a specified period of time and (ii) on or after November 20, 2026 and prior to the maturity date, regardless of the foregoing sale price condition. In each case, the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Holders of the Notes will have the right to require MGP to repurchase all or a part of their Notes on each of November 15, 2026, November 15, 2031 and November 15, 2036 or upon the occurrence of a fundamental change at a cash repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date.
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The Company estimates that the net proceeds from the offering will be approximately $169.3 million, or approximately $194.8 million if the initial purchasers fully exercise their over-allotment option to purchase additional Notes, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. MGP intends to use the net proceeds from the offering to reduce the outstanding balance on its revolving credit facility.

The offer and sale of the Notes and any shares of MGP’s common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, or any other securities laws, and the Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any shares of MGP’s common stock issuable upon conversion of the Notes, nor will there be any offer, solicitation or sale of the Notes or any such shares, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About MGP Ingredients, Inc.
MGP Ingredients, Inc. (Nasdaq: MGPI) is a leading producer of premium distilled spirits, branded spirits, and food ingredient solutions. Since 1941, we have combined our expertise and energy aimed at formulating excellence, bringing product ideas to life collaboratively with our customers.

Cautionary Note Regarding Forward-Looking Statements
The forward-looking statements contained herein include, but are not limited to, statements about the Company's proposed offering. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and/or the negatives or variations of these terms or similar terminology.

These forward-looking statements reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and financial condition and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, our Lawrenceburg facility, or any Luxco facility, (ii) the availability and cost of grain, flour, and agave, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the impact of the COVID-19 pandemic, (viii) the ability to effectively pass raw material price increases on to customers, (ix) our ability to maintain compliance with all applicable loan agreement covenants, (x) our ability to realize operating efficiencies, (xi) actions of governments, and (xii) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, see Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Any forward-looking statements made in this press release speak only as of the date of this release. Except as may be required by law, the Company does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

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For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

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